Exhibit (h)(22)

SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated as of March 25, 2022, among BlackRock Cayman Sustainable Total Return Fund, Ltd., a Cayman Islands exempted company (the “Fund”), BlackRock Advisors, LLC, a Delaware limited liability company (“Adviser”), and BlackRock (Singapore) Limited, a corporation organized under the laws of Singapore (“Sub-Adviser”).

WHEREAS, Adviser has agreed to furnish investment advisory services to the Fund, which is a wholly-owned subsidiary of BlackRock Sustainable Total Return Fund (the “Series”), a series of BlackRock Bond Fund, Inc., a Maryland corporation (the “Corporation”), which is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Adviser wishes to retain Sub-Adviser to provide it with certain sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Fund; WHEREAS, the investment advisory agreement between Adviser and the Fund, dated March 25, 2022 as amended from time to time (such agreement or the most recent successor agreement between such parties relating to advisory services to the Fund is referred to herein as the “Advisory Agreement”) contemplates that Adviser may appoint a sub-advisor to perform investment advisory services with respect to the Fund; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.        Appointment. Adviser hereby appoints Sub-Adviser to act as sub-adviser with respect to the Fund and Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.        Services of Sub-Adviser. Subject to the succeeding provisions of this section and the oversight and supervision of Adviser and the Corporation’s Board of Directors and the Fund’s Board of Directors, Sub-Adviser will perform certain of the day-to-day operations of the Fund which may include one or more of the following services: (i) act as investment advisor for and manage the investment and reinvestment of those assets of the Fund as Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) provide investment research and credit analysis concerning the Fund’s investments; (iii) assist in determining what portion of the Fund’s assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of investments, other than short-term cash equivalents made for the Fund; and (v) maintain the books and records as are required to support Fund operations (in conjunction with record-

keeping and accounting functions performed by Adviser). At the request of Adviser, Sub-Adviser will also, subject to the oversight and supervision of Adviser and the direction and control of the Corporation’s Board of Directors and the Fund’s Board of Directors, provide to Adviser or the Fund any of the facilities and equipment and perform any of the services described in Section 4 of the Advisory Agreement. In addition, Sub-Adviser will keep the Fund and Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Adviser believes appropriate for this purpose. Sub-Adviser will periodically communicate to Adviser, at such times as Adviser may direct, information concerning the purchase and sale of securities for the Fund, including (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Adviser may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objective, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Series’ Prospectus and Statement of Additional Information and the resolutions of the Fund’s Board of Directors and the Corporation’s Board of Directors.

3.        Other Sub-Adviser Covenants.

(a)        In the performance of its duties under this Agreement, the Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Articles of Incorporation and Bylaws of the Corporation and the Memorandum and Articles of Association of the Fund, as such documents are amended from time to time; (iv) the investment objectives and policies of the Series as set forth in the Corporation’s Registration Statement on Form N-1A and/or the resolutions of the Board of Directors of the Corporation; and (v) any policies and determinations of the Board of Directors of the Corporation and the Board of Directors of the Fund.

(b)        Sub-Adviser further agrees that it:

(i)        will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Adviser will attempt to obtain the best price and the most favorable execution of orders. In placing orders, Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Adviser may, subject to the approval of the Corporation’s Board of Directors, select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of Adviser or Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and Sub-Adviser to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to Adviser, Sub-Adviser, the Corporation’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. It is understood that Sub-Adviser may utilize affiliates in connection with the placement of orders with issuers and brokers or dealers, but such use of affiliates shall not affect the responsibility of Sub-Adviser to Adviser for such activities. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

(ii)        will maintain or cause Adviser to maintain books and records with respect to the Fund’s securities transactions and will furnish Adviser, the Fund’s Board of Directors and the Corporation’s Board of Directors such periodic and special reports as they may request;

(iii)        will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Sub-Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial departments of its affiliates; and

(iv)        will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Fund’s and the Corporation’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4.        Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.        Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Series and the Fund and further agrees to surrender promptly to the Series or the Fund any such records upon the Series’ or the Fund’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by Adviser).

6.        Expenses. During the term of this Agreement, Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by Sub-Adviser in connection with its duties hereunder; provided that the Board of Directors of the Corporation and the Board of Directors of the Fund may approve reimbursement to Sub-Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by Sub-Adviser who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by Sub-Adviser.

7.        Compensation. The Sub-Adviser will not receive any compensation for all services rendered by Sub-Adviser as such, and is not entitled to any compensation under this Agreement.

8.        Limitation of Liability. Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Adviser or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations or duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 8, the term “Sub-Adviser” shall include any affiliates of the Sub-Adviser performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Adviser and such affiliates.

9.        Duration and Termination. This Agreement will become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods, provided such continuance is specifically approved at least annually by the vote of a majority of (a) the members of the Fund’s Board of Directors, (b) the members of the Corporation’s Board of Directors who are not interested persons (as such term is defined in the 1940 Act) of any party to this Agreement, cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval, and (c) either the Corporation’s Board of Directors or the outstanding voting securities of the Series. Notwithstanding the foregoing, this Agreement may be terminated by the Series, on behalf of the Fund, or the Adviser at any time, without the payment of any penalty by the Fund (by vote of the Fund’s Board of Directors, the Corporation’s Board of Directors or by vote of a majority of the outstanding voting securities of the Series) or by the Sub-Adviser on sixty days’ written notice, and will terminate automatically upon any termination of the Advisory Agreement between the Fund and Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

10.        Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11.        Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

12.        Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.        Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:	/s/ TRENT WALKER
Name: Trent Walker
Title: Managing Director

BLACKROCK (SINGAPORE) LIMITED

By:	/s/ PATRICK LEUNG
Name: Patrick Leung
Title: Managing Director

BLACKROCK (SINGAPORE) LIMITED

By:	/s/ MARTIN COOK
Name: Martin Cook
Title: Managing Director

AGREED AND ACCEPTED

as of the date first set forth above

BLACKROCK CAYMAN SUSTAINABLE TOTAL RETURN FUND, LTD.

By.	/s/ JOHN PERLOWSKI
Name: John Perlowski
Title: Director

[Signature Page to BSL Sub-IMA – BlackRock Cayman Sustainable Total Return Fund, Ltd.]